Exhibit 10.3

CONSULTING AGREEMENT

This agreement (the “Agreement”), dated February , 2020 (the “Effective Date”) serves as the consulting agreement by and between OMNIQ Corp. and / or any of its subsidiaries (the “Company” or “OMNIQ”) and Campbeltown Consulting Ltd and/or Mr. Carlos J Nissensohn and/or any entity under his control (the “Consultant”) pursuant to which the Consultant shall provide the Company and its controlled entities with certain business development, managerial and financial services in accordance with the terms and conditions of this Agreement.

WHEREAS, the Company and Consultant entered into that certain Letter Agreement, dated September 5, 2019.

WHEREAS, the Company and Consultant desire to have this Agreement replace the Letter Agreement as the governing document for Consultant’s services.

NOW, THEREFORE, in consideration of the premises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.	Title and Scope of Consultant’s Services. Pursuant to this Agreement, the Consultant is appointed as a financial and managerial consultant and will be involved with assisting the CEO in: (i) developing the OMNIQ business in the US, Israel, Europe and as requested by the CEO (ii) studying the cost structure and recommend measures to improve efficiency and cost savings, (iii) assisting the Company in structuring a credit facility or raising new debt financing for OMNIQ and/or its subsidiaries (iv) monitoring the up listing of OMNIQ to a national market (v) the initiation and consummation of certain mergers and/or, acquisitions (vi) supervising OMNIQ IR activities as well as other financial activities of OMNIQ as shall be reasonably required by OMNIQ (the “Services”). Consultant shall not be involved in soliciting any investors or taking any other action which may require his registration with the U.S. Securities Exchange Commission. Consultant will devote at least 80% of his working time to the Services.

2.	Consideration and Payment Terms. In consideration for the Services, Consultant shall be entitled to receive the following fees:

a.	Monthly Fee: a monthly fee of $30,000.

b.	Debt Financing Fee: If the Company procures debt financing during the term of this Agreement and without any equity component, then the Consultant, who shall have coordinated the transaction through which the Company procured the debt financing, shall be entitled to 5% of the gross funds raised; however if the Company is required to pay a success fee to another external entity, the Consultant shall be entitled to only 3% of the gross funds raised. Consultant’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement.

c.	Equity Financing Fee: If the Company procures equity financing in an amount equal to or greater than $2,000,000 during the term of this Agreement, then the Consultant shall be entitled to a success fee of $60,000 upon the Company’s receipt of at least $2,000,000. Consultant’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $4,000,000 during the term of this Agreement, then the Consultant shall be entitled to a success fee of $180,000 upon the Company’s receipt of at least $4,000,000. Consultant’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $6,000,000 during the term of this Agreement, then the Consultant shall be entitled to a success fee to be determined by the Board of Directors but not less than $250,000 upon the Company’s receipt of at least $6,000,000. Consultant’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement.

d.	Uplisting to National Exchange. If the Consultant assists in the planning and monitoring of a successful listing or offering of securities by the Company, or any subsidiary thereof, on the NASDAQ or New York Stock Exchange markets and such a listing or offering shall be consummated within 24 months as of the date hereof, then the Consultant shall be entitled to a $80,000 onetime payment which shall be paid on the 1st day that the OMNIQ shares become traded on such national exchange.

e.	M&A Fee:

i.	If the Company closes any M&A transaction with a third party target during the term of this Agreement, then the Consultant shall be entitled to a success fee in the amount equal to five percent (5%) of the total transaction price, in any combination of cash and shares to be determined by OMNIQ, to be paid to the Consultant within two (2) weeks of the closing of such transaction. In the event an external entity is entitled to a success fee from the same M&A transaction, the Consultant’s fee shall be reduced to no less than two and one-half percent (2.5%) and such amount reduced from Consultant’s fee shall be reallocated to the fee due to such external entity.

ii.	If the Company closes any M&A transaction in which it is the acquired company, then the Consultant shall be entitled to a success fee in the amount equal to two percent (4%) of the total transaction price, in any combination of cash and shares to be determined by the Company, to be paid to the Consultant within two (2) weeks of the closing of such transaction.

iii.	The fees described in this Section 2(e) shall also apply to any M&A transaction that closes after the term of this Agreement but which the Consultant substantially contributed to prior to the termination of this Agreement.

f.	Foreign Sales Fee: Consultant shall be entitled to a fee equal to five percent (5%) of the year-to-year growth in the Company’s foreign sales of its products and services during the term of the Agreement. Such fee shall be paid within a reasonable time after the end of each fiscal year. If this Agreement is terminated prior to the end of a fiscal year, then the Consultant shall be entitled to receive a pro-rated amount of the sales growth realized by the Company that year.

3.	Payments: Payments of all fees described in Section 2 hereof shall be made against receipt of lawful invoices. Monthly fees of $30,000 pursuant to Section 2(a) shall be made on the 3rd of each calendar month for the Services rendered in the previous month. The Company shall make fee payments pursuant to Sections 2(b) and 2(c) within seven (7) days of receipt of proceeds.

4.	Expenses: The Consultant’s overseas flights and accommodations shall be preapproved by OMNIQ and based on such approval will be fully covered by OMNIQ. Any additional related expenses shall be preapproved by OMNIQ and will be covered accordingly. Other than as set above, each party to this Agreement shall bear and pay its own expenses whatsoever, related to the execution of this Agreement.

5.	Confidential and Proprietary Information: All information supplied to between the parties shall be considered of confidential nature. Neither party shall disclose any such information to any other person without the prior written consent of the other party, save for information to be released based on a legal requirement. Every party shall take reasonable precautions to prevent unauthorized disclosure of such information during the term of this Agreement and for a period of 3 year thereafter. Either party agrees, upon termination of this Agreement by either party, to promptly return all such Confidential Information contained in any form to the other party. This letter of confirmation and agreement shall be subject to confidentiality obligation as set herein. The Consultant hereby grants, transfers and assigns to the Company all of its rights, title and interest, if any, in any and all materials and/or work or products, in all forms or formats and the copyrights and patent rights thereto, including documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived in the scope of this engagement.

6.	Parties’ Relations: In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee either expressed or implied. Further, the relationship between the Parties is that of an independent contract, Consultant being an independent contractor, free from interference or control by the Company in the performance of Services, subject only to the terms of this Agreement.

7.	Reports: Unless otherwise mutually agreed with the Consultant, the Consultant will report on a regular and on-going basis directly to Mr. Shai Lustgarten, CEO of OMNIQ.

8.	Term: This Agreement shall terminate on the four-year anniversary of the Effective Date. After the Expiration date of this Agreement, the Parties agree that the Term of this Agreement shall automatically be extended for consecutive periods of one (1) year each time, unless, not less than ninety (90) days preceding such anniversary date, the Parties to this Agreement shall decide not to extend the term of this Agreement.

9.	Termination: During the first 12 months, the Consultant can terminate the Agreement without cause and subject to 90 days’ prior written notice. After the first 12 months, either party may terminate the Agreement without cause, subject to 90 days’ prior written notice to the other party.

10.	Miscellaneous: (i) Except as set forth herein, either party shall not assign its obligations without the prior written consent of the other, save if such assignment or transfer is made to a company under its Consultant control (ii) This Agreement shall be interpreted and enforced in accordance with the laws of the state of New York (iii) This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersede and terminate any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement. This Agreement may be modified only in writing and signed by both parties (iv) Notices - All notices provided for hereunder shall be deemed accepted 7 business days after mailed by first-class mail, postage pre-paid, or hand delivered, addressed to the persons and at the address set in the preamble to this Agreement.

[Signature Page Below]

OMNIQ CORP.

/s/ Shai Lustgarten
Shai Lustgarten
Chief Executive Officer

CONSULTANT

/s/ Carlos Nissensohn
Campbeltown
Consulting Ltd Carlos
J.Nissensohn

[Signature Page to Consulting Agreement]